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                                                                     Exhibit 4.2

          THIS SHAREHOLDERS AGREEMENT, dated as of December 1, 2003 (this "Agreement"), by and among GSRWB, Inc., a Delaware company (the "Company"), the holders (the "Series A Preferred Stockholders") of shares of Series A Preferred Stock (as hereinafter defined) set forth on Schedule A attached hereto, the holder (the "Series B Preferred Stockholder") of shares of Series B Preferred Stock (as hereinafter defined) set forth on Schedule B attached hereto, the holders (the "Series C Preferred Stockholders", and together with the Series A Preferred Stockholders and the Series B Preferred Stockholders, the "Preferred Stockholders") of shares of Series C Preferred Stock (as hereinafter defined) set forth as Schedule C attached hereto, and the holders (the "Common Stockholders", and together with the Preferred Stockholders, the "Stockholders") of shares of Common Stock (as hereinafter defined) set forth on Schedule D attached hereto.

                                   WITNESSETH

          THAT WHEREAS, as of the date hereof the Common Stockholders are the record and beneficial owners of shares of common stock, par value $.01 per share, of the Company (the "Common Stock");

          WHEREAS, as of the date hereof the Series A Preferred Stockholders are the record and beneficial owners of shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series A Preferred Stock"), representing in the aggregate, all of the issued and outstanding shares of Series A Preferred Stock of the Company;

          WHEREAS, as of the date hereof the Series B Preferred Stockholders are the record and beneficial owners of shares of Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock"), representing in the aggregate, all of the issued and outstanding shares of Series B Preferred Stock of the Company;

          WHEREAS, as of the date hereof the Series C Preferred Stockholders are the record and beneficial owners of shares of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred Stock" and together with the Series A Preferred Stock and Series B Preferred Stock, the "Preferred Stock" and together with the Common Stock, the "Stock"), representing in the aggregate, all of the issued and outstanding shares of Series C Preferred Stock of the Company;

          WHEREAS, pursuant to the Agreement of Merger and Acquisitions, dated July 31, 2003 (the "Reorganization Agreement"), by and among the Company, The Roaring Water Bay Spirits Group Limited, a company incorporated under the laws of Ireland ("RWBS Group"), The Roaring Water Bay Spirits Marketing and Sales Company Limited, a company incorporated under the laws of Ireland ("RWBS M&S"), Patrick Rigney, an Irish citizen, David Phelan, an Irish citizen, Carbery Milk Products Limited, a company incorporated under the laws of Ireland and Tanis Investments Limited, a company incorporated under the laws of Ireland, Great Spirits Company, LLC, a Delaware limited liability company and Great Spirits Corp., a Delaware corporation, the

Company was established to effect the Reorganization (as defined in the Reorganization Agreement); all terms not otherwise defined herein shall have the meanings given to such terms in the Reorganization Agreement; and

          WHEREAS, the Stockholders and the Company desire to establish certain terms, provisions and conditions with respect to (i) restrictions on the transfer by the Stockholders of shares of the Stock, (ii) certain matters relating to the corporate governance of the Company, (iii) registration rights in favor of the Stockholders to have their respective share holdings registered with the Commission (as hereinafter defined) under certain circumstances, and
(iv) preemptive rights in favor of certain Stockholders to acquire additional shares of Stock which the Company may issue from time to time in the future.

          In consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 For the purposes of this Agreement, the following terms shall be defined as follows:

          "Affiliations" shall have the meaning set forth in Section 4.3(c) hereof.

          "Agreement" shall have the meaning set forth in the Preamble.

          "As-Converted Basis" means the number of fully paid and nonassessable shares of Common Stock obtained upon the conversion and surrender of shares of Preferred Stock in accordance with, and subject to the terms, of the Certificate of Designations.

          "Closing Date" shall have the meaning set forth in Section 4.3(c) hereof.

          "Certificate of Designations" means the Certificate of Designations filed by the Company with the Secretary of State of Delaware establishing the Preferred Stock.

          "Commission" means the Securities and Exchange Commission or any entity succeeding to any or all of its functions under the Securities Act or the Exchange Act.

          "Common Stock" shall have the meaning set forth in the recitals.

          "Common Stockholders" shall have the meaning set forth in the preamble.

          "Company" shall have the meaning set forth in the Preamble.

          "Consideration" shall have the meaning set forth in Section 4.3(f) hereof.
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          "DGCL" shall have the meaning set forth in Section 2.1 hereof.

          "Director" shall have the meaning set forth in Section 6.1(a) hereof.

          "Disagreeing Holders" shall have the meaning set forth in Section 4.3(f) hereof.

          "Drag-Along Notice" shall have the meaning set forth in Section 4.3(c) hereof.

          "Drag-Along Purchaser" shall have the meaning set forth in Section 4.3(a) hereof.

          "Drag-Along Right" shall have the meaning set forth in Section 4.3(a) hereof.

          "Dragged Holder" shall have the meaning set forth in Section 4.3(a) hereof.

          "Dragged Shares" shall have the meaning set forth in Section 4.3(a) hereof.

          "Equity Securities" shall have the meaning set forth in Section 4.1(a) hereof.

          "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

          "Final Determination" shall have the meaning set forth in Section 4.3(f) hereof.

          "GS" means Great Spirits Corp., a Delaware corporation.

          "GS Director" shall have the meaning set forth in Section 6.1(a).

          "Indemnified Party" shall have the meaning set forth in Section 5.4(c) hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 5.4(c) hereof.

          "Initial Public Offering" means the initial public offering of shares of Stock pursuant to a registration under the Securities Act covering the offer and sale of shares of such Stock for the account of the Company (which shares following the offering will be listed on, or the Company will have met the listing requirements for, The New York Stock Exchange, The American Stock Exchange or the Nasdaq Stock Market) from which the aggregate gross proceeds to the Company are $10,000,000 or more.

          "Inspectors" shall have the meaning set forth in Section 5.3(h)
hereof.
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          "Offered Securities" shall mean the number of shares of Stock proposed to be transferred under Section 4.2 by the Selling Stockholders.

          "Offered Stockholder" shall have the meaning set forth in Section 4.1(a) hereof.

          "Percentage of Offered Securities" shall have the meaning set forth in
Section 4.2 hereof.

          "Person" means an individual, company, limited liability company, limited liability partnership, partnership, trust, or unincorporated association, or a government or any agency or political subdivision thereof.

          "Preferred Seller" shall have the meaning set forth in Section 4.3(a) hereof.

          "Preferred Stock" shall have the meaning set forth in the recitals.

          "Preferred Stockholders" shall have the meaning set forth in the preamble.

          The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          "Registrable Securities" means the series of shares of Preferred Stock, Common Stock or other securities issued or issuable with respect to the series of shares of Preferred Stock or Common Stock upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that such series of shares of Preferred Stock or Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been
(a) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (b) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

          "Registration Expenses" means all expenses incurred by the Company in complying with Section 5.2 hereof, including all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursement, of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and any other expenses incurred in connection with a registration under this Agreement other than Selling Expenses.

          "Reorganization Agreement" shall have the meaning set forth in the recitals.

          "Restricted Securities" means the securities of the Company required to bear the legend set forth in Section 8.1 hereof.
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          "RWBS Director" shall have the meaning set forth in Section 6.1(a)
hereof.

          "RWBS Group" shall have the meaning set forth in the recitals.

          "RWBS Holder" shall have the meaning set forth in Section 6.1(a) hereof.

          "RWBS M&S" shall have the meaning set forth in the recitals.

          "RWBS Shareholder Agreements" shall have the meaning set forth in
Section 8.15 hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Stockholders and all fees and disbursements of not more than one counsel for the Stockholders to be selected by the holders of a majority of the shares of Preferred Stock (or shares of Common Stock that were formerly Preferred Stock) participating in an offering.

          "Selling Stockholder" shall have the meaning set forth in Section 4.2(a) hereof.

          "Series A Director" shall have the meaning set forth in Section 6.1(a) hereof.

          "Series B Director" shall have the meaning set forth in Section 6.1(a) hereof.

          "Series C Director" shall have the meaning set forth in Section 6.1(a) hereof.

          "Series A Preferred Stockholders" shall have the meaning set forth in the Preamble.

          "Series B Preferred Stockholders" shall have the meaning set forth in the Preamble.

          "Series C Preferred Stockholders" shall have the meaning set forth in the Preamble.

          "Series A Preferred Stock" shall have the meaning set forth in the recitals.

          "Series B Preferred Stock" shall have the meaning set forth in the recitals.

          "Series C Preferred Stock" shall have the meaning set forth in the recitals.

          "Stock" shall have the meaning set forth in the recitals.
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          "Stockholders" shall have the meaning set forth in the recitals.

          "Tag-Along Rightholder" shall have the meaning set forth in Section 4.2(a) hereof.

          "Third Party Purchaser" shall have the meaning set forth in Section 4.2(a) hereof.

          "Transfer" means to transfer, sell, assign, pledge, hypothecate, bequeath, give, create a security interest in, or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any series of shares of Preferred Stock or Common Stock.

                                   ARTICLE II

                                     OFFICES

          Section 2.1 Registered Office. The registered office in Delaware required by the Delaware General Corporation Law (the "DGCL") shall be as set forth in the Certificate of Incorporation until such time as the registered office is changed in accordance with the DGCL.

          Section 2.2 Principal Place of Business. The principal places of business for the transaction of the business of the Company shall be 85-47 Eliot Avenue, Suite G, Rego Park, New York 11374 and/or such other place as the Board of Directors of the Company shall determine.

          Section 2.3 Other Offices. The Board of Directors of the Company may at any time establish other business offices within or without the State of Delaware.

                                   ARTICLE III

                          CONFIDENTIALITY AND TRANSFERS

          Section 3.1 Confidentiality.

          (a) Each Stockholder hereby agrees that all financial and other information about the Company, or other information of a proprietary nature, disclosed to such Stockholder at any time in connection with this Agreement or otherwise shall be kept confidential by such Stockholder and shall not be disclosed to any person or used by such Stockholder (other than on a confidential basis to the Company's officers, directors, or employees) except:
(i) with the prior written consent of the Company; (ii) as may be required by applicable law, court process or other obligations pursuant to any listing agreement with any national securities exchange; or (iii) such information which is or becomes generally available other than as a result of a violation of this provision.

          (b) In the event of a breach or a threatened breach by any Stockholder of the provisions herein, the Company shall be entitled to an injunction restraining such
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Stockholder from such breach. Nothing contained in this Section 3.1 or elsewhere; in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or a threatened breach by any Stockholder of the provisions herein.

          (c) Notwithstanding Section 8.5, the obligations set forth in this Section shall be continuing and shall survive the termination of this Agreement or the Company and the Transfer by a Stockholder of all of its Stock.

          Section 3.2 Transferees to Remain Subject to Agreement. Any transfer of shares of Stock by any party to this Agreement made in compliance with this Agreement shall remain subject to this Agreement and each intended transferee shall execute and deliver to the Company a counterpart of this Agreement, which shall evidence such transferee's agreement that the shares of Stock intended to be transferred shall continue to be subject to, and receive the benefits of, this Agreement and that as to such shares the transferee shall be bound by the restrictions of, and receive the benefits of, this Agreement as if such transferee were an original party hereto, standing in the position of its transferor.

          Section 3.3 Transfer of Shares Upon Death. Upon the death of any Stockholder the shares of Stock held by such Stockholder at any time of her or his death may be bequeathed pursuant to the provisions of the will of such Stockholder or distributed pursuant to the laws of intestate succession to any descendant by blood or adoption of a Stockholder; provided, however, that it shall be a condition to each such transfer that the transferee become a party to this Agreement with respect to the shares of Stock so transferred and from after such date each such transferee shall be deemed to be a Stockholder for all purposes of this Agreement.

          Section 3.4 Transfers in Violation of Agreement Void. No purported sale, assignment, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in, or lien on, any shares of Stock by any Stockholder or other holder thereof in violation of the provisions of this Agreement shall be valid and the Company shall not record the transfer of any such shares of Stock on the books of the Company and the holders of such shares of Stock shall not be entitled to vote or participate in any dividends or other distributions made by the Company (if otherwise entitled thereto). The foregoing restrictions are in addition to, and not in lieu of, any other remedies, legal or equitable, available to the Company to enforce such provisions under this Agreement.

          Section 3.5 Transfer of Shares by Operation of Law. Any person who becomes the holder of any shares of Stock or the possessor of any certificate representing shares of Stock by virtue of any judicial process (other than a probate or similar proceeding upon the death of a Stockholder), attachment, bankruptcy, receivership, execution or judicial sale shall immediately offer all such shares of Stock to the Company or its designee whenever requested by the Company to do so, provided such request is made by the Company within 90 days of the date the Company receives actual notice of any of the foregoing events. The purchase price for shares of Stock or interests therein acquired by the Company pursuant to the provisions of this Section 3.5 shall be the fair market value, as determined by the Company's regular independent accountants.

          Section 3.6 Restrictions on Transfer of Shares. Except as otherwise expressly provided in this Agreement, none of the Stockholders shall during his/her lifetime or upon his/her death shall, assign, transfer, pledge, create a security interest in, or lien on, encumber, place in trust (voting or other) or otherwise dispose of, all or any part of his/her shares of Stock.

          Section 3.7 Reservation of Rights. Any failure of the Company or the Stockholders to exercise any option to purchase any interest granted pursuant to this Agreement or any waiver by the Company or the Stockholders of any restrictions imposed with respect to any transfers of any interest hereunder shall not, as to any future transfer of a specified interest (either voluntary or by operation of law), discharge the interest from any restrictions herein contained unless such waiver expressly so provides.

                                   ARTICLE IV

                        PREEMPTIVE AND DISPOSITION RIGHTS

          Section 4.1 Preemptive Rights.

          (a) Subsequent Offerings. Subject to applicable securities laws, each Stockholder holding 62,500 (as adjusted for stock splits and dividends paid in shares) or more of the outstanding shares of Stock on an As-Converted Basis, if applicable (with the shares of Stock of each of the RWBS Holders being aggregated for purposes of achieving such threshold) (each an "Offered Stockholder") shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as hereinafter defined) (the allocation of shares among the RWBS Holders to be pro rata based upon the Equity Securities held by the RWBS Holders unless otherwise agreed by them), that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.1(c) hereof. Each Offered Stockholder's pro rata share is equal to the ratio of (a) the number of shares of Stock (including all shares of Stock issued or issuable upon the conversion of outstanding warrants or options or other rights to purchase shares of Stock or securities convertible into or exercisable for shares of Stock but excluding any shares of Stock issuable pursuant to any anti-dilution provisions that may be applicable to such Stockholder's interest as set forth in a separate agreement) which an Offered Stockholder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of outstanding shares of Stock (including all shares of Stock issued or issuable upon the exercise of any outstanding warrants or options or other rights to purchase shares of Stock or securities convertible into or exercisable for shares of Stock, but excluding any shares of Stock issuable pursuant to any anti-dilution provisions that may be applicable to such Stockholder's interest as set forth in a separate agreement or pursuant to any other similar provision effecting the Company) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any share or interest in the

Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any share or interest (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any share, interest or other security or (iv) any such warrant or right.

          (b) Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give the Offered Stockholders written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Offered Stockholders shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.

          (c) Excluded Securities. The rights of first refusal established by this Section 4.1 shall have no application to any of the following Equity
Securities:

               (i) (a) shares issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company, (b) shares of Common Stock issued or issuable as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company; (c) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on Common Stock, (d) any shares of Common Stock (including options or warrants to purchase shares of Common Stock) issued to financial institutions in connection with commercial credit arrangements approved by the Board of Directors of the Company, (e) any Awards (as defined in the Plan) with respect to shares of Common Stock issued pursuant to the Plan and the option to purchase 10,000 shares of Common Stock issued to Mrs. Suzy O'Connor and (f) shares of Common Stock issued upon conversion of the RW Notes;

               (ii) shares or interests issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and shares or interests issued pursuant to any such rights or agreements granted after the date of this Agreement;

               (iii) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination approved by the Board of Directors of the Company;

               (iv) any Equity Securities issued in connection with any recapitalization or similar event by the Company;

               (v) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

               (vi) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements; provided that the issuance of shares therein has been approved by the Board of Directors of the Company; and

               (vii) any shares issued by the Company pursuant to any anti-dilution provisions that may be applicable to such Stockholder's interest as set forth in a separate agreement.

          Section 4.2 Tag-Along Rights.

          (a) If Stockholders ("the Selling Stockholders") are transferring a number of shares of Stock equal to 50% or more of the then outstanding shares of Stock (on an As-Converted Basis) in a single transaction or a series of transactions to a third party (a "Third Party Purchaser"), then each of the RWBS Holders (the "Tag-Along Rightholders") shall have the right to sell to the Third Party Purchaser, upon the terms and conditions set forth in the notice to the Company provided for in (ii) below, up to that percentage of shares of Stock (on an As-Converted Basis) held by such Tag-Along Rightholder as is equal to that percentage determined by dividing (i) the total number of shares of Stock (on an As-Converted Basis) proposed to be transferred by Selling Stockholders by (ii) the total number of shares of Stock (on an As-Converted Basis) then outstanding (the quotient of (i) and (ii), being the "Percentage of Offered Securities"); provided, however, the total number of shares of Stock (on an As-Converted Basis)a Tag-Along Rightholder shall be entitled to sell shall be inclusive of the number of shares of Stock proposed to be sold by such RWBS Holder if also acting in the capacity of a Selling Stockholder. The RWBS Holders may allocate their tag-along rights pursuant to this Section 4.2 among themselves by mutual agreement; provided the Tag-Along Rightholders shall not be entitled pursuant to this Section 4.2 to sell to a Third Party Purchaser a greater number of shares of Stock than the number of shares of Stock collectively held by the Tag-Along Rightholders multiplied by the Percentage of Offered Securities. The Selling Stockholders and the Tag-Along Rightholders shall effect the sale of the Offered Securities as follows: the Tag-Along Rightholders shall sell up to the number of Offered Securities permitted to be sold pursuant to this Section 4.2 and the number of Offered Securities to be sold to the Third Party Purchaser shall be reduced pro-rata among the Selling Shareholders.

               (i) For purposes of this Section 4.2, unless otherwise expressly set forth therein, all shares of Stock then outstanding shall be deemed to have been converted into shares of Common Stock on an As-Converted Basis.

               (ii) In order to exercise its right to sell shares of Stock to a Third Party Purchaser pursuant to this Section 4.2, a Tag-Along Rightholder must agree to make, severally and not jointly, substantially the same representations, warranties, covenants and indemnities with respect to the title and ownership of its shares of Stock to be sold as a Selling Stockholder agrees to make in connection with the proposed sale by it of Offered Securities to a Third Party Purchaser. Each Selling Stockholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 4.2, at least thirty (30) days prior to the proposed consummation of the proposed sale, setting forth the name of the Selling Stockholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and the terms and conditions offered by the Third Party Purchaser, the percentage of shares of Stock that the Tag-Along Rightholder may sell to the Third Party Purchaser (determined in accordance with Section 4.2 assuming that all Tag-Along Rightholders exercise their rights pursuant to this
Section 4.2), and a representation that such Third Party Purchaser has been informed of the tag-along rights provided for in this Section 4.2 and has agreed to purchase shares of Stock in accordance with the terms of this Section 4.2. The tag-along rights provided by this Section 4.2 must be exercised by the Tag-Along Rightholder wishing to sell its shares of Stock within thirty (30) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Stockholder indicating the Tag-Along Rightholder's wish to exercise its rights and specifying the number of shares of Stock (up to the maximum number of shares of Stock owned by the Tag-Along Rightholder permitted to be sold to the Third Party Purchaser) it wishes to sell; provided, however, that the Tag-Along Rightholder may waive its rights under this Section 4.2 prior to the expiration of the thirty (30)-day period by giving written notice to the Selling Stockholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within the thirty (30)-day period shall be deemed to be a waiver of the Tag-Along Rightholder's rights under this Section 4.2. If a Tag-Along Rightholder decides to sell a number of shares which is less than the maximum number of shares permitted to be sold by it pursuant to this Section 4.2 or if a Tag-Along Rightholder fails to close its sale of shares of Stock to the Third Party Purchaser for any reason, then the Selling Stockholder may sell to the Third Party Purchaser the number of shares of Stock as the Tag-Along Rightholder failed to sell to the Third Party Purchaser. However, if the Third Party Purchaser fails to purchase shares of Stock from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 4.2, then the Selling Stockholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any proposed attempted sale shall be null and void and the Company shall not register the proposed transfer.

          Section 4.3 Drag-Along Rights.

          (a) At any time following the third anniversary of the date hereof, if any Stockholder or Stockholders holding in the aggregate at least eighty percent (80%) of the shares of Stock, on an As-Converted Basis (collectively, the "Preferred Seller") desire to Transfer to a Third Party Purchaser (for purposes of this Section 4.3, the "Drag-Along Purchaser") all of the shares of Stock then owned by the Preferred Seller, the Preferred Seller shall have the right (the "Drag-Along Right"), notwithstanding any other provision of this Agreement but subject to Section 4.3(d), to require that each other Stockholder (each, a "Dragged Holder") sell to the prospective purchaser that percentage of its shares of Stock (the "Dragged Shares") as is required in order for the prospective purchaser to purchase the aggregate number of shares of Stock to be purchased by it (as set forth in the Drag-Along Notice referred to below). Such sale by the Dragged Holders shall be made by them pro rata on the basis of their respective fully diluted holdings of shares of Stock, for the same consideration per share and otherwise on the same terms and conditions upon which the Preferred Seller is selling its shares of Stock, subject to and in accordance with the following terms and conditions.

          (b) For purposes of this Section 4.3, unless otherwise expressly set forth herein, all shares of Stock then outstanding shall be deemed to have been converted into shares of Common Stock on an As-Converted Basis.

          (c) In order to exercise its rights under this Section 4.3, the Preferred Seller shall give notice to the Company and each Dragged Holder (a "Drag-Along Notice") at least thirty (30) days prior to the date of proposed consummation of the proposed sale (the "Closing Date"), which notice shall state that the Preferred Seller proposes to sell Offered Securities and intends to exercise its Drag-Along Right, shall set forth the name of the Preferred Seller, the number of Offered Securities and that such number constitutes all of the Preferred Seller's Shares, the number of Dragged Shares, the name and address of the proposed Drag-Along Purchaser, the proposed amount and form of consideration and the terms and conditions offered by the Drag-Along Purchaser, shall specify the Closing Date to be within sixty (60) days of the provision of the Drag-Along Notice, shall include a representation that such Drag-Along Purchaser has been informed of the Drag-Along Rights provided for in this Section 4.3 and has agreed to purchase shares of Stock in accordance with this Section 4.3 and shall fully describe any existing or proposed affiliations or contractual relationships between the Preferred Seller and the Drag-Along Purchaser (the "Affiliations").

          (d) Subject to Section 4.3(f) below, at least ten (10) days prior to the Closing Date, each Dragged Holder shall deliver to the Preferred Seller: (i) a limited power-of-attorney authorizing the Preferred Holder to dispose of the Dragged Shares on the terms contained in the Drag-Along Notice; and (ii) one or more certificates which represent the number of shares of Common Stock which the Dragged Holder is being required to sell pursuant the Drag-Along Right. Additionally, each Dragged Holder agrees to make, severally and not jointly, substantially the same representations, warranties, covenants and indemnities as the Preferred Seller agrees to make in connection with the proposed sale by it of Offered Securities to a Drag-Along Purchaser; provided, however, that no Dragged Holder shall, without its or his prior consent, have to (x) make any representation or warranty that they in good faith believe to be untrue, (y) agree to any covenant that (1) obligates that Dragged Holder to undertake a future performance that will not be required of the Preferred Seller or the other Dragged Holders, (2) it in good faith believes impossible to perform or
(3) relates to the Dragged Holder's non-competition with the Company's business, or (z) agrees to indemnification relating to the status, actions or shares of Stock of any other Stockholder. The documents delivered to the Preferred Seller by each Dragged Holder as provided above shall be held in escrow by the Preferred Seller pending the closing of the transaction.

          (e) The Preferred Seller shall consummate the sale of shares of Stock by the Preferred Seller and all Dragged Holders on the terms and conditions, and on or within ten (10) days of the Closing Date set forth in the Drag-Along Notice or within twenty (20) days of the Final Determination (as defined in Section 4.3(f) below). If the proposed sale is not consummated in accordance with the foregoing, the Preferred Seller shall return to the Dragged Holders all stock certificates and other documents furnished by them to the Preferred Seller in contemplation of the sale of shares of Stock pursuant to the Drag-Along Right, and all restrictions on the transfer of shares of Stock by the

Preferred Seller contained in this Agreement shall again be in effect. Simultaneously with the closing of the proposed sale in accordance with the foregoing, the Preferred Seller shall notify each Dragged Holder of the closing and shall cause the purchaser to remit directly to each Dragged Holder that portion of the sale proceeds to which such Dragged Holder is entitled by reason of its participation in the sale.

          (f) Notwithstanding the foregoing, in the event that a majority of the Board of Directors of the Company determines in good faith that the Affiliations present a potential conflict of interest vis-a-vis the proposed amount and form of consideration (the "Consideration"), and any Dragged Holder objects to the Consideration (the "Disagreeing Holders"), then the Preferred Seller and the Drag-Along Purchaser, on the one hand, and the Disagreeing Holders, on the other hand, shall each designate a representative, and such representatives will meet and use their best efforts to reach an agreement on the appropriate amount and form of consideration. If they reach an agreement of the revised amount and form of consideration (a "Final Determination"), then the proposed sale shall proceed in accordance with that Final Determination. If the representatives so designated are unable to reach such an agreement, then the Preferred Seller and the Drag-Along Purchaser may either determine not to proceed with the proposed sale or may submit a list of at least three independent appraisers each of which is a recognized independent expert experienced in valuing businesses similar or related to the principal business of the Company. The Disagreeing Holders shall select one of the independent appraisers set forth on such list. The independent appraiser so selected will determine the appropriate amount and form of consideration and its determination thereof will be final and binding on all parties concerned (such determination, also a "Final Determination") and the proposed sale shall proceed in accordance with the Final Determination. The Company and the Drag-Along Purchaser will provide the independent appraiser so selected with all information about the Company and the Consideration which such independent appraiser reasonably deems necessary for determining the fair value of the Consideration. The fees and expenses of the appraisal process (including those of the independent appraiser) will be paid by the Company. The Company may require that the independent appraiser keep confidential any non-public information received as a result of this paragraph pursuant to reasonable confidentiality arrangements.

                                    ARTICLE V

                               REGISTRATION RIGHTS

          Section 5.1 Notice of Piggy-Back Registration.

          (a) If at any time or from time to time after the Company has completed an Initial Public Offering, the Company shall determine to register any of its shares of Stock, either for its own account or the account of a Stockholder other than (x) a registration relating solely to employee benefit plans, (y) a registration relating solely to a Commission Rule 145 transaction or (z) a registration in connection with an Initial Public Offering, the Company will:

               (i) promptly give to each Stockholder written notice thereof; and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within 30 days after receipt of such written notice from the Company by any Stockholder.

          (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to this Section 5.1. In such event, the right of any Stockholder to registration pursuant to this Section 5.1 shall be conditioned upon such Stockholder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company and the Stockholders distributing their shares of Stock through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for their benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to their obligations. No Stockholder other than a Stockholder who, together with its Affiliates (within the meaning of Rule 12b-2 under the Exchange Act), owns at least a majority of the outstanding Stock of the Company (on as As-Converted Basis, if applicable) shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Stockholder and its ownership of the shares of Stock being registered on its behalf and such Stockholder's intended method of distribution and any other representation required by law. Notwithstanding any other provision of this
Section 5.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares of Stock to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting (up to the exclusion of all Registrable Securities), on a pro rata basis based on the total number of shares of Stock (including Registrable Securities) (on an As-Converted Basis) requested to be included in such registration. To facilitate the allocation of Stock in accordance with the above provisions, the Company or the underwriters may round the number of shares of Stock allocated to any Stockholder to the nearest 10 shares of Stock. If any Stockholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

          (c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5.1(c) prior to the effectiveness of such registration, whether or not any Stockholder has elected to include his Stock in such registration.

          (d) Registrable Securities. If at any time shares of Stock are to be included in a registration pursuant to this Section 5.1, the securities to be registered shall be the underlying shares of Common Stock into which such shares of Preferred Stock are convertible. Prior to any sale of Stock pursuant to any such registration, such Stock shall immediately be converted into Common Shares.

          Section 5.2 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Section 5.1 shall be borne by the Company. Unless otherwise agreed, other Selling Expenses relating to any series of shares of Stock registered on behalf of the Stockholders shall be borne by the applicable Stockholders of the registered Stock included in such registration pro rata on the basis of the number of shares of Stock registered on behalf of the Company, the other Stockholders distributing their shares of Stock under such registration and the applicable Stockholders.

          Section 5.3 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 5.1, the Company will keep each Stockholder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

          (a) prepare and file with the Commission a registration statement with respect to such Shares and use its reasonable best efforts to cause such registration statement to become and remain effective until the distribution described in the registration statement has been completed;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Stock covered by such registration statement;

          (c) promptly notify each Stockholder and the underwriter or underwriters, if any:

               (i) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

               (ii) of any written comments from the Commission with respect to any filing referred to in clause (i) or of any written request by the Commission for amendments or supplements to such registration statement or prospectus;

               (iii) of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement; and

               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

          (d) furnish to the Stockholders participating in such registration and to the underwriters of the shares of Stock being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Stockholders and such underwriters may reasonably request in order to facilitate the public offering of such Stock;

          (e) use its reasonable best efforts to register and qualify the shares of Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholders and to keep such registration or qualification in effect or so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Stockholder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

          (f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided that each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

          (g) notify each Stockholder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Stockholder promptly prepare and furnish to such Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares of Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

          (h) make available for inspection by any Stockholder, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant, or other agent retained by such Stockholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company reasonably necessary to enable the Inspectors to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonable requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement, and permit the Inspectors to participate in the preparation of such registration statement and any prospectus contained therein and any amendment or supplement thereto;

          (i) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

          (j) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the affective date of such registration.

          Section 5.4 Indemnification.

          (a) The Company will indemnify each Stockholder, each of its officers and directors and partners, and each Person controlling such Stockholder within the meaning of Section 15 of the Securities Act, with respect to which registration has been effected pursuant to Section 5.1, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all Losses (or actions in respect thereof), including any Losses incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by the Company of any rule or regulation promulgated under the Securities Act or the Exchange Act or any state securities law applicable to the Company in connection with any such registration, and the Company will reimburse each such Stockholder, each of its officers and directors, and each Person controlling such Stockholder, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such Losses, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company, by an instrument duly executed by such Stockholder, controlling Person or underwriter and stated to be specifically for use therein. The Company shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers, directors and partners, and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to sellers of Registrable Securities.

          (b) Each Stockholder will, if Registrable Securities held by such Stockholder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Stockholder, each of its officers and directors and each Person controlling such Stockholder within the meaning of Section 15 of the Securities Act, against all Losses (or actions in respect; thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Stockholders, such directors, officers, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Losses, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Stockholder and stated to be specifically for use therein; provided, however, that the obligations of each of Stockholders hereunder shall be limited to an amount equal to the net proceeds to such Stockholder of shares of Stock sold as contemplated herein. Such Stockholders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Company.

          (c) Each party entitled to indemnification under this Section 5.4(c) (an "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 5.4(c) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

          (d) If the indemnity and reimbursement obligation provided for in any paragraph of this Section 5.4(d) is unavailable or insufficient to hold harmless an Indemnified Party in respect of any Losses (or actions or proceedings in respect thereof) referred to therein, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. The amount paid by an Indemnified Party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any Loss which is the subject of this paragraph.

          No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or deceptive or manipulative sales practices (within the meaning of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated thereunder) shall be entitled to contribution from the Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation or deceptive or manipulative sales practices.

          Section 5.5 Certain Limitations. The prospective sellers shall not have the right to participate in a registration under Section 5.1 if the prospective sellers receive a written opinion of counsel for the Company, in substance and authorship acceptable to the prospective sellers, together with a confirming opinion of counsel selected by such prospective sellers, which opinion shall be paid for by the Company, that such prospective sellers may make such transfer of all Stock (if applicable) in a public sale which will be in compliance with all applicable securities laws concerning transfer of non-registered securities. If the right to transfer Stock publicly is not available to any one of the prospective sellers as described in the preceding sentence, such prospective seller will have the right to participate in or request a registration under Section 5.1.

          Section 5.6 [Intentionally Left Blank].

          Section 5.7 Information by Stockholder. The Stockholders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Stockholder or the Registrable Securities held by them and the distribution proposed by such Stockholders as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in Section 5.1.

          Section 5.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the shares of Stock of the Company, the Company agrees to use its reasonable best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

          (c) so long as the Stockholders own any Restricted Securities, to furnish to the Stockholders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the Initial Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Stockholder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Stockholder to sell any such securities without registration.

          Section 5.9 Transfer of Registration Rights. The rights to cause the Company to register securities granted the Stockholders under Sections 5.1 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Stockholders; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws and this Agreement, (b) notice of such assignment is given to the Company and
(c) if the transfer is to a transferee who is not an affiliate of the transferring Stockholder, such transferee or assignee acquires from the Stockholders at least 25% of the shares of Stock (on an As-Converted Basis, if applicable) held by the Stockholders as of the date hereof.

          Section 5.10 Standoff Agreement. Each Stockholder agrees in connection with any registration of the Company's shares of Stock (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), upon request of the Company or the underwriters managing any underwritten offering of the shares of the Company's Stock, not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company and such managing underwriters for such period of time, not to exceed 180 days, as the Board of Directors of the Company establishes pursuant to its good faith negotiations with such managing underwriters.

          Section 5.11 Termination of Rights. The rights of any particular Series A Stockholder or Series B Stockholder to cause the Company to register securities under Section 5.1 shall terminate with respect to such Stockholder on the later of (a) the second anniversary of the effective date of the Company's Initial Public Offering and (b) the date upon which such Stockholder ceases to be an Affiliate under Rule 144 of the Securities Act; provided that in no event shall such period be beyond five (5) years after an Initial Public Offering. The rights of any particular Series C Stockholder to cause the Company to register securities under Section 5.1 shall terminate with respect to such Stockholder on the second anniversary of the effective date of the Company's Initial Public Offering.

                                   ARTICLE VI

                   MANAGEMENT; BOARD OF DIRECTORS AND OFFICERS

          Section 6.1 Election of Board of Directors and Officers; Management.

          (a) The Board of Directors currently consists of Messrs. Mark Andrews, Patrick Rigney, David Phelan, T. Kelley Spillane, and John E. Schmeltzer, III, until their respective successors have been elected and qualified (or until their respective resignation or removal). Promptly after the closing of the Reorganization, the Stockholders shall elect a new Board of Directors of the Company, which shall consist of nine directors (each, a "Director"). The Directors shall be designated as follows: (i) six of the Directors shall be elected annually by the Stockholders by a plurality of the votes of the shares of Stock voting on an As-Converted Basis; provided, however, that the Stockholders agree to vote their shares of Stock in favor of the election of (x) Mark Andrews, T. Kelley Spillane and an individual to be named by Mr. Andrews, each as a Director (the "GS Directors") and (y) three nominees (the "RWBS Directors") designated by the Stockholders who were the former holders of shares of RWBS Group (the "RWBS Holders") (i.e., Patrick Rigney, David Phelan, Tanis Investments Limited and Carbery Milk Products Limited), (ii) one Director shall be elected annually by the Series A Preferred Stockholders by a plurality of the votes of shares of Series A Preferred Stock voting (the "Series A Director"),
(iii) one Director shall be elected annually by the Series B Preferred Stockholders holding shares of Series B Preferred Stock by a plurality of the votes of shares of Series B Preferred Stock voting (the "Series B Director"), and (iv) one Director shall be elected annually by the Series C Preferred Stockholders holding shares of Series C Preferred Stock by a plurality of the votes of shares of Series C Preferred Stock voting (the "Series C Director"). The Board of Directors shall act by a vote of the majority present and a quorum for the transaction of business by the Board of Directors shall be a majority of the Directors. Any vacancy in the Board of Directors shall be filled by the election of a new Director by the remaining Directors; provided that (a) a GS Director's seat shall be filled by the remaining GS Directors, (b) the Series A Director's seat shall be filled by the Series A Preferred Stockholders by a plurality of the votes of the shares of Series A Preferred Stock voting,
(c) the Series B Director's seat shall be filled by the Series B Preferred Stockholders by a plurality of the votes of the shares of Series B Preferred Stock voting, (d) the Series C Director's seat shall be filled by the Series C Preferred Stockholders holding Series C Preferred Stock by a plurality of the votes of the shares of Series C Preferred Stock voting, and (e) the RW Director's seat shall be filled by the remaining RWBS Directors. The Company shall (i) provide at least three (3) business days notice of any Board of Directors meeting in accordance with the Company's Bylaws and (ii) call at least four (4) Board of Director's meetings annually.

          (b) The Stockholders shall use their best efforts to cause the Board of Directors of the Company to establish an Operating Committee, an Audit Committee and a Compensation Committee of the Board of Directors of the Company. The Operating Committee shall consist of Messrs. Mark Andrews, David Phelan, Patrick Rigney and T. Kelley Spillane. Each of the Audit Committee's and the Compensation Committee's membership shall consist of three Directors, one of which shall be a GS Director, one of which shall be a RWBS Director and one of which shall be a Series A Director, Series B Director or Series C Director. The Audit Committee and the Compensation Committee shall have all of the ordinary duties of a like committee of a Board of Directors and, in the case of the Compensation Committee, shall have the authority to grant awards under the Stock Option Plan.

          (c) The Stockholders shall use their best efforts to cause the Board of Directors of the Company to elect the following persons to the respective offices of the Company set forth beside their respective names, to serve in such capacity until their respective successors have been elected and have qualified (or until their earlier resignation or removal):

Name                      Officers
----                      --------
Mark Andrews              President and Chief Executive Officer

Patrick Rigney            Executive Vice President and Managing Director

David Phelan              Executive Vice President and Managing Director

T. Kelley Spillane        Executive Vice President and Managing Director

John E. Schmeltzer, III   Secretary

          (d) The affairs of the Company shall be managed subject to the general oversight of the Board of Directors of the Company and day-to-day conduct of the business shall be conducted by the officers.

          Section 6.2 Vacancies: Resignations.

          (a) A vacancy among the officers shall be deemed to exist in case of the death, mental incompetence, physical incapacity, bankruptcy, resignation or removal of any officer, or if the Board of Directors of the Company fails at any annual or special meeting at which any officer or officers are elected, to elect the fully authorized number of officers to be voted for at that meeting.

          (b) Any officer may resign effective upon giving thirty (30) days' written notice to the Board of Directors of the Company, unless the notice specifies a later time for the effectiveness of such resignation. The Board of Directors of the Company shall have power to elect a successor to take office when the resignation is to become effective.

          Section 6.3 Director Vote Required.

          The Stockholders hereby agree that notwithstanding anything to the contrary set forth in the Certificate of Incorporation or Bylaws of the Company, the Directors shall not be entitled to authorize any of the following transactions without the affirmative vote of (i) seven (7) Directors during the first two (2) years following the date of this Agreement, and (ii) at least two-thirds (66 2/3%) of the total number of Directors thereafter:

               (i) the merger or consolidation of the Company;

               (ii) the incurrence of any indebtedness resulting in total indebtedness on a consolidated basis being in excess of $15,000,000;

               (iii) undertaking any material transaction outside of the Company's ordinary course of business, including any such transaction with an officer, director or any holder of five percent (5%) or more of the outstanding Stock of the Company;

               (iv) issuance of additional equity securities of the Company (including common and preferred stock) which would have aggregate anticipated net proceeds (when taken together with net proceeds for all equity securities issued by the Company following the date of this Agreement) in excess of $10,000,000 following the date of this Agreement (excluding the net proceeds of the Series C Preferred Stock);

               (v) dissolution or winding up of the Company or any of its operating subsidiaries; and

               (vi) the sale or lease by the Company or any of its operating subsidiaries of all or substantially all of its property.

                                   ARTICLE VII

                              FINANCIAL STATEMENTS

          Section 7.1 Financial Statements. The Company shall maintain, and shall cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). The Company shall deliver to each of the Stockholders in form and detail reasonably satisfactory to the Stockholders:

          (a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case (other than shareholders' equity) in comparative form the figures for the previous fiscal year commencing with fiscal year 2003, and accompanied by the opinion of any nationally-recognized independent public accounting firm. The independent auditors shall report on the fair presentation, in all material respects, of the Company's consolidated financial statements for the fiscal year then ended in conformity with generally accepted accounting principles. The scope of such audit shall not be restricted or limited in any material portion by the Company. The independent auditor shall identify any changes in accounting principles that have a material effect on comparability with the prior year's consolidated financial statements;

          (b) as soon as available, but not later than sixty (60) days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheets of the Company and each of its subsidiaries, and the related consolidated statements of income and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of Company by an appropriate authorized person as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure; and

          (c) concurrently with the delivery of the financial statements referred to in clause (a) above, to the extent not included in such financial statements, a copy of the unaudited consolidating balance sheets of the Company and each of its subsidiaries, and the related consolidating statements of income and cash flows for such fiscal year, all certified on behalf of Company by an appropriate authorized person as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the subsidiaries.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 Restrictive Legend. All certificates for shares of Stock shall bear, in addition to any other legend required by the Certificate of Incorporation or Bylaws of the Company, the following notice conspicuously marked on the face or back thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY ONLY BE SOLD, RESOLD, PLEDGED, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE LAWS OF THE STATES, TERRITORIES AND POSSESSIONS OF THE UNITED STATES GOVERNING THE OFFER AND SALE OF SECURITIES AND ONLY (1) OUTSIDE THE UNITED STATES TO A PERSON OTHER THAN A U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN ACCORDANCE WITH RULES 901 THROUGH 905 AND THE PRELIMINARY NOTES OF REGULATION S UNDER THE SECURITIES ACT, (2) TO A PERSON WHOM THE HOLDER OF THE SECURITIES REPRESENTED HEREBY REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. THE HOLDER, BY ITS ACCEPTANCE OF THIS CERTIFICATE OR THE SECURITIES REPRESENTED HEREBY, AS THE CASE MAY BE, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREIN MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO
THE TRANSFER RESTRICTIONS AND OTHER PROVISIONS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF DECEMBER 1, 2003 (THE "SHAREHOLDERS AGREEMENT"), BY AND AMONG GSRWB, INC. (THE "COMPANY"), CERTAIN OF THE SERIES A CONVERTIBLE PREFERRED STOCKHOLDERS OF THE COMPANY, CERTAIN OF THE SERIES B CONVERTIBLE PREFERRED STOCKHOLDERS OF THE COMPANY, CERTAIN OF THE SERIES C CONVERTIBLE PREFERRED STOCKHOLDERS OF THE COMPANY AND CERTAIN OF THE COMMON STOCKHOLDERS OF THE COMPANY AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PROVIDED THEREIN."

          Section 8.2 Entire Agreement, Amendment, Captions; Severability. This Agreement sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Any amendment, revision or termination of this Agreement, which would adversely affect the rights of the Stockholders in any material way, shall require the agreement of the Company and the prior written consent of a majority of each of the series of outstanding shares of Stock. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

          Section 8.3 Enforcement. The parties to this Agreement, in addition to all other remedies allowed by law for its enforcement, expressly consent to an order for its specific performance in any court having jurisdiction. All costs and expenses (including attorneys' fees) incurred by any Stockholder or the Company in connection with enforcing any provision of this Agreement shall be reimbursed by the defaulting or violating Stockholder or the Company, as the case may be.

          Section 8.4 Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any of the other provisions hereof, all of which provisions are hereby declared severable.

          Section 8.5 Termination. This Agreement shall terminate upon the earlier to occur of (i) the consent of the Stockholders holding not less than eighty-five (85%) of the outstanding shares of Stock (on an As-Converted Basis), and (ii) the closing of an Initial Public Offering, provided, however, that upon the occurrence of (ii) above, the provisions of Article V shall survive notwithstanding the termination of this Agreement. Notwithstanding anything contained herein to the contrary and without affecting any other provision of this Agreement requiring termination of any rights in favor of any series of shares of Preferred Stock or Common Stock or any other permitted transferee of shares of Preferred Stock or Common Stock, this Agreement shall terminate and be of no further force or effect as to such Stockholder or permitted transferee, when, pursuant to and in accordance with this Agreement, such Stockholder or permitted transferee, as the case may be, no longer owns any shares of any series of Preferred Stock or Common Stock.

          Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which counterparts when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via telephone facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement.

          Section 8.7 Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the Stockholders subject to this Agreement, the parties to this Agreement agree that an injunction may be issued restraining the sale or other disposition of such Preferred Stockholders or rescinding any such sale or other disposition, pending resolution of such controversy. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement.

          Section 8.8 Notices. All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) upon receipt when delivered by hand, (ii) one day after sending by overnight delivery service, or (iii) upon receipt of confirmation of successful transmission when delivered by mean of facsimile, to the respective addresses of the Stockholders set forth below their signatures below and to the Company at:

                     GSRWB, Inc.
                     85-47 Eliot Avenue, Suite G
                     Rego Park, New York 11374

By notice complying with the foregoing provisions of this Section 8.8, each party shall have the right to change the mailing address for future notices and communications to such party.

          Section 8.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties thereto and to their respective transferees, successors, assigns, heirs and administrators; provided, however, that the rights under this Agreement may not be assigned except as expressly provided herein. No such assignment shall relieve an assignor of its obligations hereunder.

          Section 8.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THEREOF.

          Section 8.11 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to all series of Preferred Stock and Common Stock, to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of Preferred Stock or Common Stock, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

          Section 8.12 Disputes and Waiver of Jury Trial. THE PARTIES HEREBY AGREE THAT ANY DISPUTE WHICH MAY ARISE BETWEEN THEM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE ADJUDICATED BEFORE A COURT LOCATED IN NEW YORK CITY AND THEY HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, AND OF THE FEDERAL

COURTS IN THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY ACTION OR LEGAL PROCEEDING COMMENCED BY ANY PARTY, AND IRREVOCABLY WAIVE ANY OBJECTION THEY NOW OR HEREAFTER MAY HAVE RESPECTING THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR RESPECTING THE FACT THAT SUCH COURT IS AN INCONVENIENT FORUM, RELATING TO OR ARISING OUT OF THIS AGREEMENT, AND CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR LEGAL PROCEEDING BY MEANS OF REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN CARE OF THE ADDRESS SET FORTH BELOW OR SUCH OTHER ADDRESS AS THE UNDERSIGNED SHALL FURNISH IN WRITING TO THE COMPANY. THE PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          Section 8.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (a) nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be; applicable; (b) "or" and "either" are not exclusive and "include" and "including" are not limiting; (c) a reference to any agreement or other contract includes permitted supplements and amendments; (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (e) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; (f) a reference in this Agreement to a Section, shall refer to the corresponding provision of this Agreement; and (g) capitalized terms used and not defined in the Schedules attached to this Agreement shall have the meanings set forth in this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          Section 8.14 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or this Agreement, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of the provisions of this Agreement.

          Section 8.15 Terminating Effect. Upon execution and delivery of this Agreement by of the parties hereto, the Shareholder Agreements, dated December 17, 1997 and July 1, 2002 (the "RWBS Shareholder Agreements"), respectively, among the RWBS Holders shall be deemed to be terminated, it being understood that the termination of the RWBS Shareholder Agreements shall not be deemed to terminate the (i) License Agreement, dated as of September 1, 2002, by and between Terra Limited and The Roaring Water Bay Spirits Company Limited; (ii) Bottling and Services Agreement, dated as of September 1, 2002, by and between Terra Limited and The Roaring Water Bay Spirits Company Limited; (iii) Supply Agreement, dated as of January 19, 1998, by and between Carbery Milk Products Limited and The Roaring Water Bay Spirits Company Limited; and (iv) Distribution Agreement, by and between Comans Wholesale Limited and The Roaring Water Bay Spirits Company Limited.

IN WITNESS WHEREOF, each of the parties hereto have executed this Shareholders Agreement as of the date first above written.

GSRWB, Inc.


By: /s/ Mark Andrews
    ------------------------------------
Name: Mark Andrews
Title: Chairman of the Board and President

Conformed Signature Pages and Schedules A, B, C, and D are available upon request from GSRWB, Inc.